EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-140870 on Form S-3 and Registration Statements No. 333-129538 and 333-84447 on Form S-8 of our report dated February 23, 2009, relating to the consolidated financial statements and financial statement schedules of CNA Financial Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2008 (which report expresses an unqualified opinion and includes an explanatory paragraph concerning a change in method of accounting for investments in life settlement contracts in 2007).
/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
February 23, 2009